Exhibit 10.4.3

AMENDMENT TO THE

 EMPLOYMENT AGREEMENT WITH TODD G. ZIMMERMAN

THIS AMENDMENT (“Amendment”), effective on the 1st day of April, 2010 is made by and between Emergency Medical Services Corporation, a Delaware corporation (the “Company”), and Todd G. Zimmerman (“Executive”), in order to amend the Employment Agreement heretofore entered into between Emergency Medical Services, L.P. (“EMS L.P.”) and Executive, as assigned by EMS L.P. to EMSC on February 10, 2005, and as amended on January 1, 2009 and on March 12, 2009 (collectively the “Employment Agreement”).

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to amend the duties of Executive and modify the compensation payable to Executive;

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to extend the restrictive covenants to twenty-four (24) months to coincide with the length of the Salary/Benefit Continuation section as previously amended.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.                                       Subsection A of Section 2, “Employment,” shall be amended and restated to read in its entirety as follows:

A.                                   Company shall employ the Executive as President of its indirect wholly-owned subsidiary EmCare, Inc. (“EmCare”), and the Executive shall serve in such capacity, performing such duties as are consistent with such position, along with such other duties and responsibilities assigned to the Executive by the Chief Executive Officer (“CEO”) of the Company.  The Company shall also employ the Executive as Executive Vice President and Secretary of Company and the Executive shall serve in such capacity, performing such duties as are consistent with such position, along with such other duties and responsibilities assigned to the Executive by the CEO of the Company.  The Executive shall devote his best efforts and all of his business time to the performance of his duties under this Agreement and shall perform them faithfully, diligently, competently and in a manner consistent with the policies of the Company and EmCare as determined from time to time by the Company and EmCare.

2.                                       Subsection A of Section 4, “Compensation,” shall be amended and restated to read in its entirety as follows:

A.                                   As full compensation for all services rendered by the Executive pursuant to this Agreement, the Company shall pay, or shall cause a Subsidiary to pay, to the Executive a salary of Five Hundred Fifty Thousand Dollars ($550,000) per year (“Base Salary”), less applicable withholdings. The Base Salary shall be payable twice monthly on the 15th business day and last business day of each month. Executive’s compensation shall be reviewed by the Board annually during the Company’s normal review period, beginning in the year following the first anniversary of the Effective

Date.  In addition to the Base Salary set forth above, Company agrees to reimburse Executive for the reasonable cost of housing and an automobile for use in the in the Dallas/Fort Worth metropolitan area while performing his duties as the President of EmCare.  Executive shall submit a proposal for housing and automobile expense to the CEO of the Company for approval in his sole discretion.

3.                                       Executive shall continue to be eligible to participate in the short-term incentive plan as set forth in the Employment Agreement for fiscal year 2010 and Executive’s incentive compensation for fiscal year 2011 and thereafter shall be determined by the Board.

4.                                       A new Subsection D shall be added to Section 4 “Compensation,” as follows:

D.                                    Subject to the approval of the Board of the Company and upon the soonest possible grant date approved by the Board,  Executive shall receive a one-time grant of options to purchase twenty-five thousand (25,000) shares of class A common stock of Company which will vest over the course of four (4) years on substantially the terms set forth in the Option Agreement between Company and Executive entered into simultaneously with the grant of such stock by the Board and twenty-five thousand (25,000) restricted shares of class A common stock of Company which will vest over the course of three (3) years on substantially the terms set forth in the Restricted Stock Agreement between Company and Executive entered into simultaneously with the grant of such stock by the Board.

5.                                       Subsections A and B of Section 9 “Restrictive Covenants,” shall be amended and restated to read in their entirety as follows:

A.                                   Executive agrees that during the term of this Agreement, and for twenty-four (24) months thereafter (provided, that if Executive does not receive severance benefits upon termination of this Agreement, such period shall be twelve (12) months), Executive will not in any manner, without the prior written consent of the Company, directly or indirectly: (1) disclose or divulge to any person, entity, firm, company or employer, or use for Executive’s own benefit or the benefit of any other person, entity, firm, company or employer directly or indirectly in competition with the Company, any knowledge, information, business methods, techniques or data of the Company; (2) solicit, divert, take away or interfere with any of the customers, accounts, trade, business patronage, employees or contractual arrangements of the Company; (3) compete with the Company or enter into any contractual arrangements for the provision of medical transportation services, and physician practice management services as related to hospital emergency department and hospitalist outsourcing with any governmental authority, provider or hospital with which Executive has come into contact while an employee of the Company; or (4) either individually or in partnership, or jointly in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder, or in any other manner, directly or indirectly, manage, carry on, establish, control, engage in, invest in, offer financial assistance, financial services to, or permit his name to be used by any business that competes with the then-existing business of the Company, provided that the Executive shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the business of the Company, provided that the Executive shall not directly or indirectly own more than five percent (5%) of the issued share capital of the public company, or participate in its management or operation, or in any advisory capacity within the time limits set out herein. Solely for the purposes of this paragraph 9, the term “Company” shall mean the Company, its subsidiaries, its affiliates, their subsidiaries and companies for whom such entities provide services.

B.                                     Executive further agrees that for a period of twenty-four (24) months following termination of employment, however caused, he will not solicit for hire or rehire, or take away, or cause to be hired, or taken away, management level employee(s) of the Company.

6.                                       Except as specifically set forth herein, all of the terms and conditions of the Employment Agreement are declared by the parties to be in full force and effect without change.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, in multiple counterparts, each of which shall be deemed an original, effective as of April 1, 2010.

EMERGENCY MEDICAL SERVICES CORPORATION

By:	/s/ William A. Sanger
Name: William A. Sanger
Title: Chairman and CEO

EXECUTIVE

By:	/s/ Todd G. Zimmerman
Todd G. Zimmerman